Exhibit 6.163

Premises Address: [redacted]

This document has been prepared by the Columbus REALTORS® and the Columbus Bar Association and is for the use of their members only.

The Columbus REALTORS®/CBA purchase contract shall be printed in 11 point Arial font, and all deviations in the standard form must be printed in **12 point or larger courier font in bold**. Use of **`courier font in bold`** denotes deviation from the standard Columbus REALTORS®/CBA purchase contract. All deletions from the standard form are to be noted by "strike-out".

REAL ESTATE PURCHASE CONTRACT

ADOPTED BY COLUMBUS REALTORS® | CBA Columbus Bar Association

It is recommended that all parties be represented by a REALTOR® and an Attorney

Date:________________

Upon the following terms, the undersigned Buyer agrees to buy and the undersigned Seller agrees to sell, through the Broker referred to below, the premises, described as being located in the State of Ohio, County of ______________, Tax parcel no(s). ____________________ and further described as:

[redacted]

1. Purchase price shall be $ 385,000.

1.1 Additional Terms and Conditions:

1. Blue Print Title is the title company that will be used for this transaction.

~~2. Buyer reserves the right to assign contract while being fully liable for the contract.~~

2. Attorney Approval Clause

The Buyer or Seller may terminate this contract if the party's attorney disapproves this contract, by providing written notice of said disapproval, along with changes proposed by that party's attorney to remedy the disapproval, within 0 calendar days after acceptance hereof (this provision is not applicable if number of days is not inserted). If the other party accepts the proposed changes in writing within 3 calendar days after delivery thereof, this contract shall continue in full force and effect, as amended by the changes. The party requesting the changes may waive the request in writing prior to the expiration of the 3 calendar day period. If the contract is terminated, the earnest money deposit shall be returned to the Buyer pursuant to paragraph 12.

[redacted]: (Buye[redacted] select and initial one of the following)

[redacted] ill pay the purchase price in cash at closing. Paragraph 3.2 does not apply to this contract. Buyer shall deliver to the Seller or Seller's Broker, within 2 calendar days (if left blank, number of calendar days shall be 5) after the date of acceptance of this contract, one of the following: a letter from a financial institution, current bank statement, or other evidence reasonably satisfactory to Seller that sufficient funds are available to complete this transaction. If the Buyer does not deliver such evidence within the stated time period, Seller may terminate this contract pursuant to paragraph 3.3. **OR**

3.2 _____ /_____ This contract is contingent upon Buyer obtaining financing for the purchase of the property, subject to provisions set forth in this paragraph 3.2.

3.2(a) Lender Pre-Qualification:
Buyer_______/_______ (insert initials here) has delivered **OR** _______/_______ (insert initials here) shall deliver within____________ calendar days (if left blank, the number shall be 2) after date of acceptance, to Seller or Seller's Broker, a lender's pre-qualification letter stating that the Buyer's credit report has been reviewed, and that Buyer is prequalified to obtain a loan sufficient to finance the purchase of the property. If the Buyer does not deliver the pre-qualification letter within the stated time period, Seller may terminate this contract pursuant to paragraph 3.3.

3.2(b) Loan Application:
(i) Within__________ calendar days, (if left blank, the number of calendar days shall be 7) after the date of acceptance of this contract, Buyer shall:
a) make formal application for a (write in type of loan: Conventional, FHA, VA, USDA) ______________________ loan,
b) inform the Seller or Seller's Broker in writing of the identity of the lender, and
c) notify the lender of the Buyer's intent to proceed pursuant to applicable federal regulations.

If the Buyer does not inform the Seller or Seller's Broker in writing of the identity of the lender within the stated time period, Seller may terminate this contract pursuant to paragraph 3.3.

(ii) The Buyer shall provide information and documentation, and otherwise comply with all reasonable requests made by the lender and title insurance agent during the mortgage loan application and approval process. If, at any time, the lender notifies the Buyer in writing that it will not be able to provide financing upon the terms and conditions stated in the loan application, the Buyer may terminate this contract by delivering a copy of the lender's written notification to the Seller or Seller's Broker within 3 calendar days following Buyer's receipt thereof. Upon delivery, the earnest money deposit shall be returned to the Buyer pursuant to paragraph 12. **Failure of the Buyer to deliver the lender's written notification within 3 calendar days following Buyer's receipt thereof constitutes a waiver of Buyer's right to terminate the contract due to the Buyer's failure to obtain financing.**

3.2(c) Loan Commitment:
The Seller's obligations are contingent upon the Buyer obtaining and delivering to the Seller or Seller's Broker a loan commitment within ______________ calendar days (this subsection 3.2(c) is not applicable if number of days not inserted) after acceptance of this contract. This time period shall be known as the Loan Commitment Period. Buyer shall use good faith and reasonable efforts to obtain the loan commitment. The loan commitment shall state that the lender will provide financing for the purchase of the property, subject to conditions and qualifications imposed at the lender's discretion.

If, at the expiration of the Loan Commitment Period, the Buyer has not delivered the loan commitment to the Seller or Seller's Broker, the Seller may terminate this contract pursuant to paragraph 3.3.

3.2(d) Appraisal Contingency:
If the property is appraised or otherwise valued for loan purposes for less than the purchase price stated herein, the Buyer shall have the right to terminate this contract by written notice to the Seller or Seller's Broker delivered within 5 calendar days after Buyer receives a copy of the appraisal or other documentation evidencing the lender's determination of value. The notice shall be signed by the Buyer and accompanied with the appraisal or other documentation evidencing the lender's determination of value. Upon delivery, the earnest money deposit shall be returned to the Buyer, pursuant to paragraph 12. **Failure of the Buyer to deliver the written notice of termination within 5 calendar days following Buyer's receipt of the appraisal constitutes a waiver of Buyer's right to terminate, pursuant to this provision.**

3.3 Demand for Financing Evidence:
If Seller does not receive Buyer's written notice or documents as required in paragraphs 3.1, 3.2(a), 3.2(b)(i), or 3.2(c) (the "Financing Evidence"), the Seller may, at any time until 7 calendar days before the closing date set forth in paragraph 15.1, notify the Buyer or Buyer's Broker in writing that Seller has not received the required Financing Evidence, specifying which type of Financing Evidence is overdue (a "Demand for Financing Evidence"). If Seller receives the required Financing Evidence within 3 calendar days after delivery of Seller's Demand for Financing Evidence, the parties shall proceed with the transaction. If Seller does not receive the required Financing Evidence within 3 calendar days after delivery of the Demand for Financing Evidence, Seller may, at any time thereafter until the Financing Evidence has been received, terminate this contract by delivering written notice of termination to the Buyer or Buyer's Broker, at which time the Earnest Money Deposit shall be released to the Buyer. Seller's election to terminate pursuant to this paragraph 3.3 is Seller's sole legal remedy for Buyer's failure to deliver the Financing Evidence, acts as a bar to any additional legal or equitable claims that Seller may have against the Buyer, and constitutes Seller's consent to the release of the Earnest Money Deposit. **Failure of the Seller to timely deliver the written Demand for Financing Evidence constitutes a waiver of Seller's right to terminate pursuant to this provision.**

4. Taxes and Assessments:
4.1 The real estate taxes for the premises for the current year may change as a result of the transfer of the premises, or as a result of a change in the tax rate and valuation. Buyer and Seller understand that real estate valuations may be subject to retroactive change by governmental authority.
Seller shall pay or credit at closing:
(a) all delinquent taxes, including penalty and interest;
(b) all assessments which are a lien on the premises as of the date of the contract;
(c) all agricultural use tax recoupments for years prior to the year of closing;
(d) all other unpaid real estate taxes and community development charges imposed pursuant to Chapter 349 of the Ohio Revised Code which are a lien for years prior to closing; and
(e) a portion of such taxes and community development charges for the year of closing shall be prorated through the date of closing based on a 365-day year. The proration shall be based upon the most recent available tax rates, assessments and valuations as reflected in the current tax duplicate certified by the County Treasurer. Seller and Buyer acknowledge that actual bills received by Buyer after closing for real estate taxes and assessments may differ from the amounts prorated at closing. In any event, all prorations agreed to by the parties at closing shall be final.

These adjustments shall be final, except for the following: (none if nothing inserted)
____.

4.2 The community development charge, if any, applicable to the premises was created by a covenant in an instrument recorded at (insert county)____________________________, Vol. ________, Page number ________ or Instrument number______________. **(Note: If the foregoing blanks are not filled in and a community development charge affects the premises, this contract may not be enforceable by the Seller or binding upon the Buyer pursuant to Section 349.07 of the Ohio Revised Code.)**

4.3 Seller warrants that no improvements or services (site or area) have been installed or furnished, nor notification received from public authority or owner's association of future improvements of which any part of the costs may be assessed against the premises, except the following: (none if nothing inserted)
____.

5. **Fixtures and Equipment**:

5.1 The consideration shall include all fixtures owned by the seller, including but not limited to:

- All light fixtures
- All exterior plants, trees, landscaping lights and controls
- Attached floor coverings
- Attached media brackets (excluding televisions and other audio/visual components attached to such brackets)
- Attached mirrors
- Attached wall to wall carpeting
- Bathroom, lavatory and kitchen fixtures
- Built in appliances
- Central vacuum systems and attachments.
- Curtain rods and window coverings (excluding draperies and curtains)
- Fences, including subsurface electric fences and components.
- Fire, smoke and security systems and controls
- Fireplace inserts, logs, grates, doors and screens
- Garage door openers and controls
- Heating and central air conditioning
- Water heater
- Humidifying equipment and their control apparatuses
- Mailboxes and permanently affixed flagpoles
- Outside cooking units, if attached to the premises
- Pumps
- Roof antenna
- Smoke and carbon monoxide detectors
- Stationary tubs
- Storm and screen doors and windows, awnings, blinds and window air conditioners, whether now in or on the premises or in storage
- TV Antennas/Satellite reception system and components (excluding televisions and other audio/visual components)
- Water conditioning systems

5/21/2022 | 7:58 PM EDT

[redacted]

And including the following:
Washer/dryer,outdoor table/chairs, sunshade/outdoor hanging lights, ryobi fan in garage, shed, sand table, ring doorbell, playset included

[redacted]

5.2 The following shall be excluded: (none if nothing inserted)

5.3 The following leased items shall be excluded: (none if nothing inserted)

6. **Inspections and Tests:**

6.1 The Broker strongly recommends that the Buyer conduct inspections and/or tests. **The Broker further recommends that inspections and tests be performed by a home inspector duly licensed by the State of Ohio, or, with respect to specific components or conditions, be performed by a qualified person who is exempt from home inspector licensure requirements pursuant to Ohio Revised Code section 4764.03. To verify whether a home inspector is licensed in the State of Ohio, go to:** http://elicense3.com.ohio.gov/lookup/licenselookup.aspx.

The Buyer and the Seller understand and agree that the Broker neither warrants nor assumes responsibility for the physical condition of the premises.

IT IS NOT THE INTENTION OF THIS PROVISION TO PERMIT THE BUYER TO TERMINATE THIS AGREEMENT FOR COSMETIC OR NON-MATERIAL CONDITIONS.

Buyer shall be responsible for the repair of any damages caused by the Buyer's inspections and tests; repairs shall be completed in a timely and workmanlike manner at Buyer's expense.

[redacted]

6.2 Seller shall cooperate in ma [redacted] e premises reasonably available for inspections and/or tests.

5/21/2022 | 4:28 PM PDT

6.3 Specified Inspection Perio [redacted] er shall have [redacted] (not applicable if the number of calendar days is not inserted) calendar days after the a e o accep ance of the contract by both parties to have inspections, environmental inspections, and/or tests completed. This time period shall be known as the Specified Inspection Period. The number of calendar days for the Specified Inspection Period is a specific time frame agreed upon by the Seller and the Buyer. The number of calendar days cannot be modified or waived except by a written agreement signed by both parties.

All requests to remedy shall be submitted to the Seller or Seller's Broker within the Specified Inspection Period. Time is of the essence in completing any of the inspections, tests, and/or reports.

The Buyer, at Buyer's expense, shall have the right, and is strongly encouraged, to have any and all inspections, tests, and/or reports conducted, including but not limited to the following:

(a) Inspection of the premises and all improvements, fixtures, and equipment;
(b) Inspection or testing for **radon**;
(c) Inspection or testing for mold, and any other environmental test;
(d) Inspection or testing for lead-based paint;
(e) A pest inspection for termite and wood destroying insects with a report provided on a FHA/VA approved form by a licensed Ohio Certified Pest (Termite) Control Applicator;
(f) Inspection of the gas lines on the premises;
(g) Inspection of the waste treatment systems and/or well systems by a local health authority or state EPA approved laboratory of the Buyer's choice;
(h) Determination of the need for and cost of federal flood insurance;
(i) Confirmation of the insurability of the premises with an insurance company of the Buyer's choice.

With respect to housing constructed prior to January 1, 1978, the Buyer must be provided with the pamphlet entitled "Protect Your Family from Lead in Your Home" and the "Lead-Based Paint and Lead-Based Hazard Disclosure Form." Every Buyer of any interest in residential real property on which a residential dwelling was built prior to 1978 is notified that such property may present exposure to lead from lead-based paint that may place young children at risk of developing lead poisoning.

Lead poisoning in young children may produce permanent neurological damage including learning disability, reduced intelligence quotient, behavioral problems, and impaired memory. Lead poisoning also poses a particular risk to pregnant women. The Seller of any interest in residential real property is required to provide the Buyer with any information on lead-based paint hazards from risk assessments or inspections in the Seller's possession and notify the Buyer of any known lead-based paint hazards. A risk assessment or inspection for possible lead-based paint hazards is recommended prior to purchase.

6.4 If the Buyer **is not**, in good faith, satisfied with the condition of the premises as disclosed by the Buyer's inspections, tests, and/or reports provided for in paragraph 6.3, then the Buyer may elect to proceed under one of the following provisions, 6.4(a) or 6.4(b):

6.4(a) Agreement to Remedy Period: On or before the end of the Specified Inspection Period, the Buyer shall deliver to the Seller or the Seller's Broker a written request to remedy, signed by the Buyer, stating the unsatisfactory conditions, along with a written copy of the inspections, tests, and/or reports, specifying the unsatisfactory conditions.

The Buyer and Seller shall have 1 calendar days (not applicable if the number of calendar days is not inserted), **after the end of the Specified Inspection Period**, to reach a written agreement regarding remedying the unsatisfactory conditions. This time period shall be known as the Agreement to Remedy Period. The number of calendar days for the Agreement to Remedy Period is a specific time frame agreed upon by the Seller and the Buyer. The number of calendar days cannot be modified or waived except by a written agreement signed by both parties. In the event the Buyer and Seller do **not**

reach a written agreement regarding remedying the unsatisfactory conditions within the Agreement to Remedy Period, and the Buyer and Seller have **not** executed a written extension of the Agreement to Remedy Period, this contract shall terminate. Upon termination of the contract under this provision, the earnest money deposit shall be returned to the Buyer pursuant to paragraph 12.

OR

Prior to the end of the Agreement to Remedy Period, the Buyer can, in writing, waive such request to remedy and proceed with the contract.

The commencement of the Agreement to Remedy Period does not obligate the Seller to reach an agreement with the Buyer.

The delivery by the Buyer of a written request to remedy any unsatisfactory conditions does not preclude the Buyer from later delivering a notice of termination as contemplated by paragraph 6.4(b) below during the Agreement to Remedy Period, unless the Buyer and Seller have reached a signed agreement regarding the Buyer's written request to remedy.

OR

6.4(b) Notice of Termination: Within the Specified Inspection Period or as provided in paragraph 6.4(a), the Buyer may terminate this contract by delivering written notice of termination to the Seller or Seller's Broker, along with a written copy of the inspections, tests, and/or reports, specifying the unsatisfactory conditions. Upon termination, the earnest money deposit shall be returned to the Buyer pursuant to paragraph 12.

FAILURE OF THE BUYER TO DELIVER WRITTEN NOTICE PURSUANT TO PARAGRAPHS 6.4(a) OR 6.4(b) CONSTITUTES ACCEPTANCE OF THE CONDITION OF THE PREMISES AND SHALL BE A WAIVER OF THE BUYER'S RIGHT TO TERMINATE PURSUANT TO THIS PROVISION.

6.5 Condominium or Homeowners' Association Document Provision:

6.5 (a) If the premises is a condominium unit governed by a Condominium Association, or is located within a community governed by a Homeowners' Association, Seller shall provide Buyer with the following information and documents within 5 calendar days after the date of acceptance of the contract by both parties:

- Condominium Declaration and/or Deed Restrictions, and Bylaws of the owners' association (condominium or homeowners'), including all amendments to the Declaration or Deed Restrictions except amendments that only increase the number of units or homes subject to the Declaration or Deed Restrictions;
- Condominium Board / Management Company Contact: Name, phone number, email;
- Contact information for any other mandatory membership association if applicable: Name, phone number, email;
- A statement from the association regarding this home/unit, confirming when the next (assessment) payment is due, the amount of such payment, the amount of any pending special assessment(s), and that the account is current;
- Association Initiation Fee, Reserve Contribution, and Association Transfer Fee;
- Minutes from the last 3 meetings of the directors or trustees of the owners' association;
- Minutes from the last meeting of members of the owners' association;
- Most recent version of unrecorded Rules and Regulations;
- Current Financial Statement showing the nature of the association's assets, including:
    1. Most current balance sheets, income and expense statements, and budget; and
    2. Copy of the most recent reserve study.

6.5(b) Review Period: Buyer's obligations are contingent upon satisfactory review of the documents provided pursuant to paragraph 6.5(a). Buyer shall have 5 calendar days after receipt of the last delivered documents, or 10 calendar days after the date of acceptance of the contract by both parties, whichever shall first occur, in which to review the documents. If Buyer is not provided some or all of the requested documents or is not satisfied with any of the requested documents within the stated time period for Buyer review, Buyer, as Buyer's sole remedy, may deliver a written notice of termination to Seller, and the earnest money shall be returned to Buyer pursuant to paragraph 12. **Buyer's failure to deliver the written notice of termination within 5 calendar days following Buyer's receipt of the requested documents, or 10 calendar days after the acceptance of the contract by both parties, whichever shall first occur, constitutes a waiver of Buyer's right to terminate pursuant to this provision.** This provision does not limit Buyer's right to object to matters set forth on the title commitment pursuant to paragraph 9.3 herein.

7. Warranties:

7.1 Home Warranty or Protection Plan: The Seller, at a cost not to exceed $ ____________________ , plus applicable sales tax shall provide a home warranty or protection plan from ____________________________________ (not applicable if plan name not inserted). The Broker may receive compensation for services rendered in connection with the sale of the home warranty or protection plan.

8. Deed:

8.1 The Seller shall convey to the Buyer marketable title in fee simple by transferable and recordable general warranty deed, with release of dower, if any, or fiduciary deed, as appropriate, free and clear of all liens and encumbrances not excepted by this contract, and except the following:

(a) those created by or assumed by the Buyer;
(b) those specifically set forth in this contract;
(c) zoning ordinances;
(d) legal highways;
(e) covenants, restrictions, conditions and easements of record that do not unreasonably interfere with present lawful use; and
(f) all coal, oil, gas and other mineral rights and interests previously transferred or reserved of record.

8.2 Seller has not transferred, conveyed, or reserved, nor does Seller have any knowledge of any prior transfers, conveyances or reservations of any coal, oil, gas, or other mineral rights or interests in the premises, except for the following (none if nothing inserted):__________________________________ .

9. Title Insurance:

9.1 The Seller shall furnish and pay for an ALTA Homeowner's Commitment and Policy of Title Insurance (latest revision) in the amount of the purchase price with a copy of the subdivision or condominium plat.

In the event that an ALTA Homeowner's Policy is not applicable for issuance on the premises, the Seller shall furnish and pay for an ALTA Owner's Commitment and Policy of Title Insurance (latest revision) with a copy of the subdivision or condominium plat.

Seller shall provide the base policy coverage for the applicable ALTA policy. Buyer is responsible for the cost of any coverage that requires additional premium for endorsements, or the deletion of any standard exceptions.

The title evidence shall be certified to within 30 calendar days prior to closing with endorsement as of 8:00 AM on the business day prior to the date of closing, all in accordance with the standards of the Columbus Bar Association, and shall show in Seller marketable title, in fee simple, free and clear of all liens and encumbrances, subject to all matters listed in Paragraph 8.1.

9.2 Seller shall deliver, or cause to be delivered, to Buyer or Buyer's Broker, a copy of the Commitment referenced in Paragraph 9.1 above no later than 15 calendar days prior to the date of closing pursuant to this agreement. If the Seller does not deliver the Commitment within the stated time period, Buyer may, by delivering written notice to Seller or Seller's Broker, either terminate this contract, or extend the date of closing to the tenth day following Seller's delivery of the Commitment. Upon termination pursuant to this provision, the earnest money deposit shall be returned to the Buyer pursuant to paragraph 12.

9.3 Buyer may object if the Commitment indicates that title to all or part of the premises is unmarketable, as determined by Ohio law with reference to the Ohio State Bar Association's Standards of Title Examination, **or** if Buyer, in good faith, objects to liens, encumbrances, easements, conditions, restrictions, conveyances or encroachments that are disclosed in, or excepted by, the Commitment, including, without limitation, all matters listed in Paragraph 8.1(c) through 8.1(f). Buyer must notify the Seller or Seller's Broker in writing of the objection by the earlier of: (i) the Closing date, or (ii) 10 calendar days after Buyer receives the Commitment. Upon receipt of Buyer's written notice of an objection permitted herein, the Seller shall, within 30 calendar days, remedy or remove any such defect, lien, encumbrance, easement, condition, restriction or encroachment, or obtain title insurance without exception therefor. The date of closing shall be extended to the extent necessary to accommodate Seller's efforts to remedy or remove items subject to the objection. Failure of the Seller to cure the Buyer's objection shall result in termination of this contract. Seller is not obligated to incur any expense in curing Buyer's objection. In the event that the cure of an objection will subject the Seller to additional expense, Seller shall have the option to either cure the objection at Seller's expense or to terminate the Contract by delivering a written Notice of Termination to the Buyer or Buyer's Broker. Upon termination, the earnest money deposit shall be returned to the Buyer pursuant to paragraph 12. Buyer's failure to object as permitted herein constitutes a waiver of Buyer's right to object.

9.4 If required by the Buyer's lender, the Buyer shall pay any expense incurred in connection with the mortgagee title insurance issued for the protection of the Buyer's lender. If the Buyer or Buyer's lender desires a current survey, the Buyer shall furnish and pay for such survey.

9.5 At closing, the Seller shall sign and deliver to Buyer and title insurer an affidavit with respect to off-record title matters, in accordance with the community custom.

10. Utility Charges, Condominium Charges, Interest, Rentals, and Security Deposits:

10.1 Through the date of possession, the Seller shall pay all accrued utility charges and any other charges that are or may become a lien on the premises.

10.2 Adjustments shall be made through the date of closing for (a) rentals, (b) interest on any mortgage assumed by the Buyer, and (c) condominium or other association periodic charges.

10.3 Security deposits shall be transferred to the Buyer.

10.4 At closings for condominium properties or properties subject to a homeowners' association, Buyer shall pay all initial reserves and/or capital contributions that are charged by any owner's association (condominium or otherwise), or civic association in connection with the sale or transfer of the premises, as well as any fee associated with lender-required document costs. Seller shall pay all other fees that are charged in connection with the sale or transfer of the premises, including without limitation all transfer, processing, expediting, delivery, statement or management company fees.

11. Damage or Destruction of Premises:

NOTE: IT IS STRONGLY RECOMMENDED THAT, UPON DISCOVERY OF DAMAGE OR DESTRUCTION OF PREMISES, THE PARTIES RETAIN LEGAL COUNSEL.

11.1 Risk of loss to the premises and appurtenances occurring prior to closing shall be borne by the Seller.

11.2 If any part of the premises covered by this contract shall be substantially damaged or destroyed from the date of written acceptance of this contract through the date and time of closing, the Seller shall give a written notice to the Buyer and/or Buyer's Broker that the damage or destruction has occurred. Such notice must include all pertinent information regarding insurance policies and claims covering the premises that has been damaged or destroyed, including the amount of any applicable policy deduction. The written notice shall be delivered within 2 calendar days from the date of the discovery of the damage or destruction. Upon receipt of such notice, the Buyer may:

(a) agree to extend the closing date to the extent reasonably necessary to allow Seller to restore the premises to its previous condition; **OR**

(b) accept the premises in its damaged condition with an assignment of insurance proceeds, if any are available; **OR**

(c) terminate the contract by giving written notice to Seller and/or Seller's Broker. Upon termination the earnest money deposit, including any non-refundable deposits, shall be returned to the Buyer pursuant to paragraph 12.

11.3 Failure by the Buyer to notify the Seller and/or Seller's Broker in writing within 10 calendar days from receipt of the notice of damage or destruction that Buyer is electing to proceed pursuant to paragraphs 11.2(a) or (b) shall constitute an election by the Buyer to terminate the contract pursuant to paragraph 11.2(c).

11.4 Failure by the Seller to provide the required written notice to the Buyer and/or Buyer's Broker shall result in the Buyer, upon discovery of the damage or destruction before closing, having all rights set forth in paragraph 11.2.

11.5 If Buyer discovers the damage or destruction after closing, Buyer shall have the right to pursue all legal remedies.

12. Earnest Money Deposit:

12.1 The Buyer shall make an Earnest Money Deposit in the amount of $ 10,000 (Paragraph 12 is not applicable if no amount inserted).

12.1 a The Earnest Money shall be deposited (Buyer shall select and initial one of the following):

[redacted] with the Buyer's Broker not later than 3 calendar days after acceptance of this contract by both parties in writing.

OR

______ /______ with the Buyer's Broker not later than 3 calendar days after the expiration of the Agreement to Remedy Period as set forth in paragraph 6.4 provided this Contract has not otherwise been terminated.

12.1(b) Within 3 calendar days of the receipt of the earnest money, the Buyer or Buyer's Broker shall notify the Seller or Seller's Broker in writing that Buyer has made the earnest money deposit (the "Deposit Notice").

12.1(c) If Seller or Seller's Broker does not receive the Deposit Notice within 3 calendar days following the date set forth in paragraph 12.1(a) for deposit of the Earnest Money, Seller may, at any time until

[redacted]

Seller or Seller's Broker has received the Deposit Notice, notify Buyer or Buyer's Broker in writing that Seller has not received the Deposit Notice (a "Deposit Notice Demand"). If Seller receives the Deposit Notice within 3 calendar days after delivery of Seller's Deposit Notice Demand, the parties shall proceed with the transaction. If Seller does not receive the Deposit Notice within 3 calendar days after delivery of the Deposit Notice Demand, Buyer will be in breach of this contract and Seller may, at any time thereafter until the Deposit Notice has been delivered, terminate this contract by delivering written notice of termination to the Buyer.

12.2 Upon receipt of the earnest money by the Broker, the earnest money shall be deposited in the Broker's trust account.

<u>Earnest Money Deposit Receipt</u>

Broker acknowledges receipt of the Earnest Money Deposit set forth in Paragraph 12.1, by cash or check (check# ________), which shall be held, deposited and disbursed pursuant to paragraph 12.

Brokerage ______________________________ , By____________________ , Date____________

12.3 If any written contingency is not satisfied or waived, or if the Seller fails or refuses to perform or if the Buyer terminates this contract pursuant to any of its applicable provisions, all earnest money deposited hereunder shall be returned to the Buyer. If the Buyer fails or refuses to perform, the earnest money deposited hereunder shall be paid to the Seller. In any event, except as provided in paragraph 3.3, and subject to collection by the Broker's depository, all earnest money deposited hereunder is to be disbursed as follows:

(a) The transaction closes and the Broker:
  i) disburses the earnest money deposited hereunder to the Buyer; or
  ii) disburses the earnest money deposited hereunder to the closing or escrow agent to be applied to the purchase price; or
  iii) retains the earnest money deposited hereunder and credits it toward commission owed to the brokerage.

(b) The parties provide the Broker with written instructions that both parties have signed that specify how the Broker is to disburse the earnest money deposited hereunder and the Broker acts pursuant to those instructions.

(c) The Broker receives a copy of a final court order that specifies to whom all earnest money deposited hereunder is to be awarded and the Broker acts pursuant to the court order.

(d) All earnest money deposited hereunder becomes unclaimed funds as defined in division (M)(2) of section 169.02 of the Revised Code, and, after providing the notice that division (D) of section 169.03 of the Revised Code requires, the Broker has reported the unclaimed funds to the director of commerce pursuant to section 169.03 of the Revised Code and has remitted all of the earnest money to the director.

(e) In the event of a dispute between the Seller and Buyer regarding the disbursement of any earnest money deposited hereunder, the Broker is required by Ohio law to maintain such funds in his trust account until the Broker receives (1) written instructions signed by the parties specifying how the earnest money is to be disbursed or (2) a final court order that specifies to whom the earnest money is to be awarded. If within two years from the date the earnest money was deposited in the Broker's trust account, the parties have not provided the Broker with such signed instructions or written notice that such legal action to resolve the dispute has been filed, the Broker shall return the earnest money to the Buyer with no further notice to the Seller.

12.4 Except as provided in paragraph 3.3, the return or payment of the earnest money deposit hereunder shall in no way prejudice the rights of the Seller, Buyer, or Broker in any action for damages or specific performance.

13. Additional Provisions:

13.1 This contract constitutes the entire agreement and there are no representations, oral or written, which have not been incorporated herein. Any amendment to this Contract shall be made in writing signed by the Buyer and Seller. All notices given in connection with this contract shall be made in writing signed by the party giving such notice.

13.2 Time is of the essence regarding all provisions of this contract. Whether or not so stated elsewhere in this contract, no deadline or time period under this contract can be modified or waived except by written agreement signed by both parties. Repetition of this provision in any given paragraph of this contract is intended for emphasis only, and shall not reduce the effect of this paragraph as to any other provision of this contract.

13.3 All representations, covenants, and warranties of the parties contained in this contract shall survive the closing.

13.4 Term Definition: The term "Broker" shall include, without limitation, Broker and/or Broker's agents and shall include collectively, except where the context clearly indicates otherwise, both the Seller's Broker and the Buyer's Broker, if different. The term "day(s)" means calendar day(s). All references to dates and times refer to Columbus, Ohio, time.

13.5 Signatures: Only manual or electronic signatures on contract documents, transmitted in original or facsimile (which includes photocopies, faxes, PDF, and scanned documents sent by any method) shall be valid for purposes of this contract and any amendments or any notices to be delivered in connection with this contract. For the purposes of this provision, "contract documents" do not include voice mail, email messages, or text messages.

13.6 The date of acceptance of this Contract, counter offers, amendments or modifications thereto shall be when the final writing signed by the parties is delivered to the offering party. Notices delivered in connection with this contract shall be effective upon delivery. Delivery of all such documents shall be made by fax, email, text, or hand delivery.

(NOTE: It is strongly recommended that the delivering party verify that delivery has been received by the other party.)

13.7 Foreign Investments in Real Property Tax Act ("FIRPTA"). If Seller is a "foreign person" as defined by FIRPTA, Section 1445 of the Internal Revenue Code requires Buyer to withhold 15% of the amount realized by Seller on the transfer and remit the withheld amount to the Internal Revenue Service (IRS) unless an exemption or reduced rate of withholding applies. If withholding is required, Treasury Regulations require Sellers and Buyers to provide their U.S federal tax identification number on all filings. Seller and Buyer agree to execute and deliver any document reasonably necessary to comply with FIRPTA requirements.

NOTE: Buyer and Seller are advised to determine whether Seller is a "foreign person" as defined by FIRPTA as soon as possible.

14. NOTICES TO THE PARTIES:

14.1 Professional Advice and Assistance: The parties acknowledge and agree that the purchase of real property encompasses many professional disciplines. While the Broker possesses considerable general knowledge, the Broker is not an expert on matters of law, tax, financing, surveying, structural conditions, hazardous materials, environmental conditions, inspections, engineering, etc. The Broker hereby advises the parties, and the parties acknowledge, that they should seek professional expert assistance and advice in these and other areas of professional expertise.

In the event the Broker provides to the parties names of companies or sources for such advice and assistance, the parties additionally acknowledge and agree that the Broker does not warrant, guarantee, or endorse the services and/or products of such companies or sources.

In the event the Broker provides to the parties names of companies or sources for such advice and assistance, the parties additionally acknowledge and agree that the Broker does not warrant, guarantee, or endorse the services and/or products of such companies or sources.

14.2 Ohio Fair Housing Law: It is illegal, pursuant to the Ohio Fair Housing Law, Division (H) of Section 4112.02 of the Revised Code, and the Federal Fair Housing Law, 42 U.S.C.A. 3601, as amended, to refuse to sell, transfer, assign, rent, lease, sublease, or finance housing accommodations; refuse to negotiate for the sale or rental of housing accommodations; or otherwise deny or make unavailable housing accommodations because of race, color, religion, sex, familial status as defined in Section 4112.01 of the Revised Code, ancestry, military status as defined in that section, disability as defined in that section, or national origin or to so discriminate in advertising the sale or rental of housing, in the financing of housing, or in the provision of real estate brokerage services.

It is also illegal, for profit, to induce or attempt to induce a person to sell or rent a dwelling by representations regarding the entry into the neighborhood of a person or persons belonging to one of the protected classes.

14.3 Residential Property Disclosure Form: With respect to the sale of real property that has from one to four dwelling units, most Sellers will be required to provide the Buyer with a completed Property Disclosure Form complying with the requirements of Ohio law. If such disclosure is required but is not provided by the time the Buyer enters into this agreement, the Buyer may be entitled to rescind this agreement by delivering a document of rescission to the Seller or the Seller's Broker, provided such document of rescission is delivered prior to all three of the following dates: (a) the date of closing, (b) 30 days after the Seller accepted the Buyer's offer, and (c) within 3 business days following the receipt by the Buyer or the Buyer's Broker of the Property Disclosure Form or amendment of that form.

14.4 Ohio's Sex Offender Registration and Notification Law: If a sex offender resides in the area, Ohio's Sex Offender Registration and Notification Law requires the local sheriff to provide written notice to certain members of the community. The notice provided by the sheriff is a public record and is open to inspection under Ohio's Public Records Law.

The Buyer acknowledges that any information disclosed may no longer be accurate. The Buyer assumes responsibility to obtain accurate information from the sheriff's office. The Buyer shall rely on the Buyer's own inquiry with the local sheriff's office and shall **not** rely on the Seller or any Broker involved in the transaction.

14.5 Concessions: Buyer and Seller authorize the Broker to report sales and financing concessions data to the MLS membership and MLS sold database as applicable and to provide this information to state licensed appraisers researching comparables, upon inquiry, to the extent necessary to adjust price to accurately reflect market value.

15. Closing and Possession:

15.1 Closing: This contract shall be performed, and this transaction closed, on or before 6/02/2022 unless the parties agree in writing to an extension. The Parties hereby expressly authorize any lender and/or closing agent to provide the parties' brokers, agents, and attorneys with the closing settlement statement (ALTA-1 or equivalent) for review in advance of closing.

15.2 Final Verification of Condition: Buyer shall have the right to make a final verification of the condition of the Property within 2 calendar days prior to the day of closing (if left blank, the number of calendar days shall be 2) to confirm that the premises are in the same condition as they were on the date of this contract, or as otherwise agre [redacted] that repairs, if any, have been completed as a reed.

15.3 Possession: Seller is ent [redacted] ossession through [redacted] 21 2022 | 7:58 [redacted]. At the time the Seller delivers possession, the premises will be in the same condition as the date of acceptance of this contract, normal wear and tear excepted, and except as provided in paragraph 11.

15.4 Debris and Personal Property: The Seller shall remove all debris and personal property not included in this contract by the date and time of the Buyer's possession.

16. Duration of Offer:
This offer shall be open for acceptance through [redacted] 5/21/2022 | 7:58 PM EDT.

[redacted]

Premises Address: 7159 Berringer Ct Maineville, OH

The undersigned Buyer agrees to the terms and acknowledges the receipt hereof:

Signature:
Print Name:
Date Signed:

Signature: [redacted]
Print Name: [redacted]
Date Signe 5/21/2022
Address: [redacted]

Phone #: [redacted]
Deed to:

Attorney:
Ofc. #:
Fax #:
Email:

Brokerage: [redacted]
Brokerage License #: [redacted]
MLS Office ID #: [redacted]
Ofc. # [redacted]
Fax #: [redacted]
Address:

Agent: [redacted]
Agent License #: [redacted]
Phone #:
Alternate Phone #:
Fax # [redacted]
Email: [redacted]

The undersigned Seller agrees to the terms and acknowledges the receipt hereof:

Signature: [redacted]
Print Nam
Date Signed: 5/21/2022 | 7:58 PM EDT

Signature: [redacted]
Print Nam
Date Signed: 5/21/2022 | 4:28 PM PDT
Address:

Phone #:

Attorney:
Ofc. #:
Fax #:
Email:

Brokerage [redacted]
Brokerage License #:
MLS Office ID #: [redacted]
Ofc. #:
Fax #:
Address:

Agent: [redacted]
Agent License #: [redacted]
Phone #: [redacted]
Alternate Phone #:
Fax #:
Email: [redacted]

Receipt of Offer

Seller acknowledges receipt of the above Offer for review and consideration. This does not constitute acceptance of the offer.

Seller Signature [redacted]

[redacted] Date 5/21/2022 | 4:28 PM PDT